EXHIBIT 99

SEMCO Energy                                           NEWS
405 Water St., Port Huron  MI  48060                   RELEASE


FOR IMMEDIATE RELEASE
Contact:  Edric R. Mason, Jr.
Phone:    810-989-4104
FAX:      810-989-4098


               SEMCO ENERGY ACQUIRES HOUSTON FIRM

     PORT HURON, MI, (NASDAQ-SMGS) November 3 -- Continuing its focus on expansion and growth into unregulated arenas which are strongly related to its core competencies, SEMCO Energy, Inc., has acquired Oilfield Materials Consultants, Inc., a consulting and quality assurance/quality control company serving the natural gas, oil transmission, and exploration/production industry for 905,000 shares of SEMCO Energy stock and the assumption of approximately $1.1 million in debt. Oilfield Materials Consultants empl-o-ys 220 people and for the 9-month period ended September 30, 1998 had gross revenue (unaudited) of $12,445,000. The transaction will be accounted for as a pooling of interests. Oilfield Materials Consultants will operate as a subsidiary of SEMCO Energy Ventures, Inc.
     William L. Johnson, Chairman, President and Chief Executive Officer of SEMCO Energy, Inc., made the announcement today. "The acquisition of Oilfield Materials Consultants is a natural fit with SEMCO Energy's current businesses as well as future ventures in the regulated and nonregulated natural gas industry and is consistent with our strategic plan."
     Oilfield Materials Consultants has its head office in Houston. The company provides highly qualified and experienced personnel to the natural gas, petroleum, and petrochemical industries. The company monitors and inspects service companies, contractors, manufacturers and fabricators to ensure adherence to customer and/or industry standards and specifications in the manufacture, fabrication and maintenance of coatings, tubular goods and engineered equipment. Oilfield Materials Consultant's expertise incl-udes quality control and quality assurance verification services for on- and off-shore operations. Among its clients are numerous large national and international producers and pipeline companies.
     Oilfield Materials Consultants is SEMCO Energy's third acquisition this year. In March SEMCO acquired Hotflame Gas, Inc., the largest supplier of propane gas in northern Michigan and northeast Wisconsin. In May, it acquired King Energy & Construction, a small Knoxville, Tennessee-based natural gas, water and sewer infrastructure construction company.
     "Our strategy is to roll these and other engineering and construction operations up into a much larger organization that allows SEMCO Energy to offer turn-key engineering, design and construction support to a national, if not international, customer base. We believe this strategy offers exceptional growth potential," Johnson said.
     SEMCO Energy, Inc., an energy-focused holding company, has three first-tier subsidiaries: SEMCO Energy Ventures, Inc., an unregulated division which acquires and operates businesses involved in natural gas construction, energy engineering and propane, SEMCO Energy Services, Inc., an unregulated division which markets natural gas in parts of the United States and Canada; and SEMCO Energy Gas Company, a natural gas distributor
serving 240,000 customers in 24 counties in Michigan.   ###